MASTER SENIOR FLOATING RATE TRUST

FILE # 811-10171

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/24/2005	Intelsat Bermuda 7.79% 1/15/12	$1,000,000,000	$500,000	Deutsche Bank Credit Suisse First Boston Lehman Bank of America Bear Stearns BNP Paribas Merrill Lynch & Co. CIBC World Markets RBS Greenwich RBC Capital Markets SG Corporate & Investment